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                                                                    EXHIBIT 99.1


                                 PRESS RELEASE



Contact:  Carol Hausner
          Senior Director, Corporate Communications
          781-575-0775



                   ORGANOGENESIS INC. RECEIVES $20.25 MILLION
                        FROM RECENT FINANCING ACTIVITIES

CANTON, MA, October 16, 2001 -- Organogenesis Inc. (AMEX:ORG) today announced that it has received an aggregate of $20.25 million from recent financing activities, including $10 million from Novartis and an additional $10.25 million from two equity placements. Proceeds from these financings will be used to accelerate the expansion of Apligraf(R) operations and to support rapid sales development of the company's additional pipeline products, including FortaPerm(TM), PuraPly(TM), FortaGen(TM) and Revitix(TM).

The $10 million from Novartis results from the sale of a 7% convertible subordinated note. Under the terms of the agreement, Organogenesis has the right to require conversion of the note into common stock on or after March 31, 2002. It was previously reported that Organogenesis would have the right to exercise the option to receive the capital from Novartis through a $10 million equity placement.

The additional $10.25 million was raised through two common stock placements involving institutional investors, directors of the Company and other individuals. One placement was made via the sale of the 1,670,645 registered common stock shares remaining under the Company's existing shelf registration statement. The second placement was for 503,876 unregistered common stock shares and attached warrants.

"We are pleased to have completed this round of financing, an important step in achieving key corporate milestones, including realizing profitability sooner," said Dr. Michael Sabolinski, President and Chief Executive Officer of Organogenesis. "Furthermore, these proceeds will enable us to accelerate additional key programs for our lead product, Apligraf, and other notable products in our development pipeline."

Organogenesis Inc. (www.organogenesis.com) is the only tissue-engineering company to have developed and gained FDA approval for a mass-produced product containing living human cells that targets two large markets. The Company's lead product, Apligraf (Graftskin) - a cellular, bi-layered skin substitute - is FDA approved for the treatment of venous leg ulcers and diabetic foot ulcers; Novartis Pharma AG has global Apligraf marketing rights. The Company has four products expected to begin commercialization in the fourth quarter of this year:
FortaPerm bioengineered tissue support product, FortaGen bioengineered tissue repair product, PuraPly wound dressing and Revitix Regenerative Skin Complex. The Company's research pipeline includes the Vitrix(TM) living dermal replacement, a coronary vascular graft and a liver assist device.

This press release contains forward-looking statements that involve risks and uncertainties. Factors that could cause actual results to differ materially from those indicated in such forward-looking statements are described in filings made by Organogenesis with the Securities and Exchange Commission, including but not limited to the factors described in its Annual Report on Form 10-K for the fiscal year ended December 31, 2000. There can be no guarantee as to the timing or rate of product sales development or achievement of profitability, if at all.

Apligraf(R) is a registered trademark of Novartis.